Exhibit 10.8

GlobeTrac Inc.
610 – 1100 Melville Street
Vancouver, British Columbia
V6E 4A6
September 26, 2011

David Bernard 4525 S. Dean Martin Drive, #2007 Las Vegas, Nevada 89103	Michael Avatar c/o 4525 S. Dean Martin Drive, #2007 Las Vegas, Nevada 89103

Dear Sirs:

Re:  Equities.com, Inc. - Share Purchase

This letter will confirm our numerous discussions concerning the proposed purchase of all of the shares of Equities.com, Inc. (“Equities”).

This Letter Agreement sets forth the terms and conditions of the proposed purchase, which, when accepted by you, will form a binding agreement among us, such agreement to be embodied in due course in a more formal agreement (the “Formal Agreement”).

Background

For the purposes of our proposed acquisition, we have each relied upon the following information:

(a)	Equities is a Nevada corporation duly organized and validly subsisting and in good standing;

(b)	GlobeTrac Inc. is a Delaware corporation duly organized and validly subsisting and is a SEC reporting company in good standing;

(c)
there are no options, rights or other agreements to purchase any or all of the shares issued and outstanding in the capital of Equities (the “Shares”), and you have not granted anyone else the right to purchase any of the Shares;

(d)
except for accounts payable incurred in the ordinary course of Equities business and any loan payments owed by Equities before or after the signing of this Letter Agreement (the “Loans”), there are no known liabilities, contingent or otherwise, affecting Equities; and

(e)	you are the only officers, directors, and shareholders of Equities.

Proposed Acquisition

Based on the foregoing information, we agree as follows:

1.
We will purchase from you all of the Shares.  Included in the business assets at the time of purchase will be the Loan, if any, and all cash, property, contracts, equipment, goodwill, intellectual property, and any other assets used in or related to the business of Equities, including the exclusive use of the domain name “equities.com” (collectively the “Assets”).

2.
The aggregate purchase price of the Shares will be negotiated and agreed upon closing.  We will issue each of you a number of post-consolidated restricted shares that will represent an aggregate of at least 60% of the issued and outstanding shares at the time of closing, with an allocation to be agreed upon and contained within the Formal Agreement.

3.	You or your nominees will be appointed to our Board of Directors.

4.
It is understood that contained in the Formal Agreement will be the normal and usual covenants and warranties for a transaction of this nature, including among other things, but without limitation, the ownership of the Assets and the Shares, and the right of you to sell the Shares.  The Formal Agreement will also disclose and contain warranties concerning, without limitation, the nature of ownership of and good title to the Assets; the holdings of permits, licences, consents and authorities necessary for the use of the Assets and to carry on the business; all purchase orders and other obligations dealing with the Assets; and all outstanding guarantees and performance bonds attached to the Assets.

5.	The Formal Agreement will also contain customary conditions precedent to closing, including, without limitation, the following:

a.	We will conduct our due diligence on the Shares and the Assets and evaluate the Shares and Assets and obtain satisfactory results from our due diligence and evaluation.

b.	We will complete the due diligence and evaluation within 45 calendar days of the date this Letter Agreement is accepted by you.

c.	You and Equities will obtain any required consents for the transfer of title of the Shares and the change of control of Equities.

d.	Prior to closing, you will provide audited financial statement of Equities for a period to be determined by our auditor.

e.	We will obtain shareholder approval to a 4:1 consolidation of the issued and outstanding shares of GlobeTrac Inc.

The Formal Agreement will provide that if these conditions are not fulfilled or waived prior to closing, the obligations of the parties thereunder will be null and void unless the fulfilment of any such condition was not reasonably capable of being performed.

6.
Pending the closing of the transaction, we and our representatives will have, at reasonable times and with minimal disruption, access to Equities and to its books and records, financial and operating data, material contracts and other information with respect to the business as we will reasonably request.

7.	All information will be kept confidential and will be divulged by the parties only to their respective principals and professional advisors.

8.
Prior to execution of the Formal Agreement and so long as negotiations on this proposal continue and are being pursued in good faith, you agree neither to solicit expressions of interest nor offers from any other parties concerning the sale of the Shares or the Assets nor to negotiate same or to take any steps in furtherance thereof.

Miscellaneous

9.
Each of the parties hereby will pay their own costs, expenses and fees (including, without limitation, legal counsel) incurred in connection with the preparation, execution and the consummation of this Letter Agreement and the Formal Agreement.

10.
This Letter Agreement and the Formal Agreement will be interpreted in accordance with the laws of the Province of British Columbia and will enure to the benefit of and be binding upon us and you and our respective heirs, successors and permitted assigns.

11.
All parties agree to sign such further and other deeds and documents, including without limitation, the Formal Agreement and to give such further and other assurances as may be necessary to fully implement this Letter Agreement.

12.
If the foregoing accurately sets forth your understanding of our agreement, please sign this Letter Agreement where indicated below which will then form a binding agreement among us, subject only to the terms and conditions aforesaid.  We will then immediately begin our due diligence and preparation of the Formal Agreement.

Yours truly,

GlobeTrac Inc.

Per:      /s/ John daCosta                                                      c/s
John daCosta - President

ACCEPTED AND AGREED TO THIS 26TH DAY OF SEPTEMBER, 2011:

/s/ David Bernard	/s/ Michael Avatar
David Bernard	Michael Avatar